Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® ANNOUNCES DECISION IN ARBITRATION AGAINST JNJ

PALO ALTO, Calif., October 6, 2010 — Affymax, Inc. (Nasdaq: AFFY) today announced that it has received a decision from the arbitration panel reviewing its dispute against certain subsidiaries of Johnson and Johnson (JNJ).  The panel has determined that Affymax and JNJ are co-owners of certain intellectual property, including U.S. patent numbers 5,773,569, 5,830,851, 5,986,047, among others related to erythropoietin receptor agonists. In addition, the ruling determined that JNJ is sole owner of JNJ’s U.S. patent number 5,767,078 (‘078) and certain other related patents and patent applications in Europe, Japan, Canada and Australia.

“We are evaluating this decision to determine potential next steps in this litigation” said Arlene M. Morris, chief executive officer of Affymax.  “We continue to believe that these patents and patent applications do not encompass Hematide and that we can manufacture and sell the product upon approval.”

Affymax does not believe the claims in the ‘078 patent are valid.  Even in the event that claims of this patent were found to be valid, Affymax believes that they do not encompass Hematide.  The ‘078 patent purports to cover methods of dimerizing and activating the EPO receptor using covalently linked peptide monomers which do not activate the EPO receptor unless dimerized.  Affymax asserts that Hematide does not infringe any of the claimed methods described in the ‘078 patent.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™/peginesatide, recently completed Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the validity and scope of the ‘078 patent and related patent applications and whether Hematide is encompassed by such patents and applications, the initiation of additional legal proceedings involving intellectual property rights, continuation and success of the Company’s collaboration with Takeda, timing, design and results of the Company’s clinical trials and drug development program and registration strategy and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the potential for and costs of further litigation or proceeding involving intellectual property rights and the complexity and unpredictability associated with any such litigation or proceeding, timing of and regulatory requirements for approvals, including the FDA’s interpretation of the data from the Phase 3 studies, in particular with respect to the secondary analyses in the non-dialysis patients, the continued safety and efficacy of Hematide in clinical development, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, the factors affecting the commercial potential of Hematide, industry and competitive environment, intellectual property rights and disputes and potential costs, disruptions and consequences of litigation,, financing requirements and ability to access capital, and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.